Exhibit 99.1

news release

Enbridge Energy Partners Reports Improved 2004 Fourth Quarter Results

Houston, January 28, 2005 /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported increased net income for the three months ended December 31, 2004 of $41.6 million, or $0.61 per unit, compared with $32.3 million, or $0.54 per unit, for the fourth quarter of the prior year.  EBITDA (earnings before interest, taxes, depreciation and amortization) was $95.5 million and $80.1 million in the fourth quarters of 2004 and 2003, respectively. (EBITDA is reconciled to net income below.)

For the year ended December 31, 2004, net income was $138.2 million, or $2.06 per unit, compared with $111.7 million, or $1.93 per unit, for 2003.  EBITDA was $347.1 million and $294.1 million for the full year in 2004 and 2003, respectively.

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “Overall, the Partnership enjoyed a successful year in 2004 that culminated in a 13% increase in fourth quarter earnings per unit.  The improvement is due primarily to our strategy of acquiring mature, complementary energy transportation assets, which saw the Partnership add the North Texas natural gas system and the Mid-Continent crude oil system to its portfolio in 2004.  Results were also improved as natural gas supply and demand fundamentals for the continental U.S. supported higher prices and better processing margins, particularly in the second half of the year.”

Tutcher indicated, “Our outlook for the Partnership continues to be positive.  We are working closely with Enbridge Inc. to take a leading role in developing expanded markets for western Canadian crude oil supply, which is estimated to grow by up to one million barrels per day within the next 10 years due to increased exploitation of large oil sands reserves.  We expect that transportation requirements for the growing supply will lead to a number of significant opportunities for Enbridge Partners.  On the natural gas side of our business, it now appears broadly understood that supply has become tight in the U.S. and that increases in producer exploration and development will need to be sustained in order to keep up with anticipated growth in demand.  This bodes well for the long-life natural gas basins in the Mid-Continent and Gulf Coast, where the Partnership has targeted its system acquisitions over the past four years.”

The Partnership also reported steady progress on a number of ongoing projects scheduled for completion during 2005.

•                  The new $150-million, 500-MMcf/d natural gas transmission line on the East Texas System is on track for startup this summer.

•                  The $29-million project to add a new processing plant on the Anadarko System is nearing completion.  Initial capacity of up to 100 MMcf/d should be available in February and installation of additional compressors to further increase capacity is currently being evaluated.

•                  Construction has commenced on the $28-million first stage of a Mid-Continent System project to add 2.3 million barrels of commercial crude oil storage, which is expected to commence operation in late 2005.

As well, the Partnership previously reported that its $165-million acquisition of natural gas gathering and processing assets in North Texas closed effective January 1, 2005.

OUTLOOK FOR 2005

Enbridge Partners estimates that its operating income will increase to between $255 and $265 million in 2005 and that depreciation will be approximately $140 million.  Net income is estimated to increase to between $150 and $160 million for the year.  The estimates exclude contributions from unspecified asset acquisitions that the Partnership believes are reasonably likely to be completed in 2005.

The estimates are premised on a significant number of assumptions made by the Partnership regarding operations in 2005.  The key assumptions include: (a) average deliveries on the Lakehead System increasing to approximately 1.44 million barrels per day compared with 1.42 million barrels per day in 2004; (b) average volumes on the Partnership’s major natural gas systems increasing to approximately 1,997,000 MMBtu per day (including the East Texas and Anadarko projects from their in-service dates) compared with 1,898,000 MMBtu per day in 2004; (c) processing of natural gas contributing gross margin of approximately $12 million compared with $17 million in 2004, and (d) operating income before depreciation of at least $22 million from the recently acquired North Texas assets.

COMPARATIVE FOURTH QUARTER AND YEAR END EARNINGS

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions except per unit amounts)	2004	2003	2004	2003
Segmented operating income:
• Liquids	$35.3	$36.5	$139.1	$124.5
• Natural Gas	31.0	16.0	98.1	63.6
• Marketing	(1.0)	0.6	3.6	9.4
• Corporate	(0.3)	(0.8)	(3.6)	(3.2)
Operating income	$65.0	$52.3	$237.2	$194.3
Interest expense	(22.6)	(20.7)	(88.4)	(85.0)
Rate refunds	(1.6)	—	(13.6)	—
Interest and other income (expense)	0.8	0.7	3.0	2.4
Net income	$41.6	$32.3	$138.2	$111.7
Allocations to General Partner	(6.0)	(5.3)	(22.5)	(19.6)
Net income allocable to Limited Partners	$35.6	$27.0	$115.7	$92.1
Weighted average units (millions)	59.0	50.3	56.1	47.7
Net income per unit (dollars)	$0.61	$0.54	$2.06	$1.93

Liquids Transportation –  Operating income from the Liquids segment was $35.3 million for the fourth quarter, a decrease of $1.2 million over the same period in 2003.  The 2004 results include a $2.9 million contribution from the Mid-Continent assets acquired on March 1, 2004.  Operating income on the Lakehead system was lower in 2004 by $5.2 million due to higher operating and administrative expenses, partially offset by higher operating revenue.  Operating and administrative expenses were higher due to increased oil measurement losses and workforce-related costs, offset by lower leak remediation and clean-up costs in the fourth quarter of 2004.  Operating revenue was higher in 2004 due to higher tariffs partially offset by lower deliveries.  Operating income on the North Dakota system improved by $1.1 million due to increased throughput from higher production in Montana.  Deliveries on our three Liquids systems were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(thousand barrels per day)	2004	2003	2004	2003
Lakehead	1,430	1,460	1,422	1,354
Mid-Continent	238	—	237	—
North Dakota	92	78	85	77
Total	1,760	1,538	1,744	1,431

Natural Gas –  The Natural Gas segment contributed $31.0 million to operating income in the fourth quarter of 2004, an increase of $15.0 over the same period in 2003.  The 2004 results reflect a $5.9 million contribution from the North Texas assets acquired on December 31, 2003.  Drilling activity continues to be strong in the Anadarko Basin straddling Texas and Oklahoma, which has resulted in higher volumes on the Anadarko system, along with higher volumes on the East Texas system.  In addition, stronger natural gas liquids prices continue to enhance processing returns on both the East Texas and Anadarko systems.  Average daily volumes for the major natural gas systems were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(MMBtu/d)	2004	2003	2004	2003
East Texas	772,000	594,000	676,000	579,000
Anadarko	394,000	278,000	339,000	256,000
North Texas	192,000	—	192,000	—
South Texas	35,000	40,000	40,000	38,000
UTOS	195,000	188,000	219,000	213,000
Midla	96,000	83,000	103,000	108,000
AlaTenn	66,000	69,000	62,000	61,000
KPC	55,000	72,000	48,000	53,000
Bamagas	1,000	4,000	25,000	14,000
Other Major Intrastates	215,000	185,000	194,000	182,000
Major Systems Total	2,021,000	1,513,000	1,898,000	1,504,000

Marketing –  The Marketing segment had an operating loss of $1.0 million in the fourth quarter of 2004, a decrease of $1.6 million over the same period in 2003.  Operating income included a non-cash loss of $0.3 million primarily related to mark-to-market adjustments for hedges which the Partnership utilizes to lock in margins for corresponding natural gas purchase and sale transactions that are based on different price indexes.  The marketing group was also impacted by lower margins on natural gas volumes purchased due to physical pipeline constraints that will remain present until the East Texas System expansion is completed in mid-2005.

Partnership Financing –  The increase in interest expense to $22.6 million for the fourth quarter this year, compared with $20.7 million in the fourth quarter last year, was due to additional debt incurred by the Partnership to finance recent acquisitions and system expansions, offset by lower interest rates.  Principally, these included the North Texas and Mid-Continent acquisitions, the Terrace Expansion Program, and the Griffith Lateral project.  Similarly, weighted average units outstanding increased to 59.0 million units for the fourth quarter of 2004 from 50.3 million units in the fourth quarter of 2003, due to additional partners’ capital raised for the acquisitions and expansions.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 9 a.m. Eastern Time on Monday, January 31.  Interested parties may watch the live webcast, or a replay that will be available shortly after the presentation, at the link provided below.  Presentation slides and condensed unaudited financial statements will be available at the link shortly ahead of the web presentation.

EEP Earnings Release: www.enbridgepartners.com/q/

Alternate Webcast Link: http://www.vcall.com/CEPage.asp?ID=90445

The audio portion of the presentation will be accessible by telephone at (706) 679-0604 and can be replayed until February 14 by calling (706) 645-9291 and entering code 3616110.

EBITDA RECONCILIATION

EBITDA is a financial measure not recognized by generally accepted accounting principles, therefore, the following reconciliation to net income is provided.

	Three Months Ended December 31,		Year Ended December 31,
(unaudited, dollars in millions)	2004	2003	2004	2003
Net income	$41.6	$32.3	$138.2	$111.7
Interest expense	22.6	20.7	88.4	85.0
Depreciation and amortization	31.3	27.1	120.5	97.4
Income taxes	0.0	0.0	0.0	0.0
EBITDA	$95.5	$80.1	$347.1	$294.1

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

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